[LETTERHEAD OF LATHAM & WATKINS LLP]

EXHIBIT 8.1

October 28, 2003

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92083

Re:	Pan Pacific Retail Properties, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the filing on June 18, 2003 of a registration statement on Form S-3 (together with all amendments and exhibits thereto and documents incorporated by reference therein, the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of one or more series of (i) the Company’s debt securities, (ii) shares of the Company’s preferred stock, $0.01 par value per share and (iii) shares of the Company’s common stock, $0.01 par value per share, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Venable, Baetjer and Howard, LLP, counsel for the Company, dated October 28, 2003 with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness

October 28, 2003

[LOGO OF LATHAM & WATKINS LLP]

of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.     Commencing with its taxable year ended December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

2.    The statements in the Registration Statement set forth under the caption “United States Federal Income Tax Considerations Related to Our REIT Election” set forth our opinion concerning the material federal income tax considerations regarding the Company’s election to be taxed as a real estate investment trust.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer’s Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. We have not independently verified factual matters that form the basis of our opinion, including the Company’s actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, and we will not do so in the future.

This opinion is rendered only to you, and is solely for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever; provided, however, that investors purchasing securities pursuant to the Registration Statement may rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Registration Statement under the caption “United States Federal Income Tax Considerations Related to Our REIT Election” and to the reference to our firm name therein under the captions “Legal Matters” and “United State Federal Income Tax Considerations Related to Our REIT Election.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder. This opinion may not be relied upon by you for any other purpose, is not intended for the express or implied benefit of any third party and is not to be used or relied upon by any other person, firm or corporation for any purpose, without our prior written consent in each instance.

Very truly yours,

/s/    LATHAM & WATKINS LLP